EXHIBIT 4.2

SECURITIES ISSUANCE AGREEMENT

This Securities Issuance Agreement (this “Agreement”) is made and entered into as of August 8, 2013 (the "Effective Date"), by and between Davi Luxury Brand Group, Inc., a Nevada corporation (the “Corporation”), and Murray Williams ("Williams").

1.                  Stock Issuance. The Corporation hereby issues to Williams, and Williams hereby accepts from the Corporation, Two Hundred Thousand (200,000) shares (the “Shares”) of common stock of the Corporation, $0.001 par value per share (“Common Stock”), at a price equal to $0.10 per share (the closing price of the Common Stock on the Effective Date as reported by the OTC Bulletin Board), as full consideration for finance, accounting and business development services previously rendered by Williams to the Corporation. The Corporation and Williams agree that the fair value of the services rendered is $20,000.

2.                  Grant of Option. In recognition of the services Williams has provided to the Corporation since March 2011, the Corporation hereby grants to Williams a non-qualified stock option (the “Option”) to purchase up to One Million (1,000,000) shares of Common Stock (the "Option Shares"), at an exercise price equal to $0.10 per share (the closing price of the Common Stock on the Effective Date as reported by the OTC Bulletin Board), such Option to be for the term and upon the terms and conditions hereinafter stated. Only whole shares of Common Stock may be purchased pursuant to the Option.

2.1              Term. The Option shall expire on the fifth anniversary of the Effective Date (the “Expiration Date”).

2.2              Vesting of Option. The Option is immediately exercisable and one hundred percent (100%) vested as of the Effective Date.

2.3              Method of Exercise. The Option may be exercised by written notice delivered to the Corporation by Williams (or successor in the event of death). Such written notice shall state the number of Option Shares with respect to which such Option is being exercised and designate a time, during normal business hours of the Corporation, for the delivery thereof (“Exercise Date”), which time shall be at least five days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in the written notice, the Corporation shall deliver to Williams at the address maintained by the Corporation for Williams or at such other address as Williams may specify in writing to the Corporation, a certificate or certificates for such shares. Notwithstanding the foregoing, the Corporation may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange. In the event the Option shall be exercisable by the executor, administrator, heirs or legatees of Williams, the required notice under this Section 2.3 shall be accompanied by appropriate proof of the right of such person to exercise such Option. Prior to the issuance of shares upon the exercise of the Option, Williams must make arrangements satisfactory to the Corporation to pay or provide for any applicable federal, state and local withholding obligations of the Corporation. The Option exercise price shall be payable in full on or before the option Exercise Date in any one of the following alternative forms:

(a)                full payment in cash or certified bank or cashier's check; or

(b)               if any other method such as "net exercise" is expressly authorized in writing by the Corporation’s Board of Directors (the “Board”), in its sole discretion, at the time of the Option exercise, the tender of such consideration having a fair market value not less than the exercise price.

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2.4              Restrictions on Exercise and Delivery. The exercise of the Option shall be subject to the condition that, if at any time the Board shall determine, in its sole and absolute discretion,

(a)                the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Option Shares pursuant thereto,

(b)               the listing, registration, or qualification of any Option Shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of Option Shares pursuant thereto, or

(c)                the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Option Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Williams shall execute such documents and take such other actions as are required by the Board to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Corporation nor any officer or member of the Board (or a committee thereof), shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

2.5              Covenants by the Corporation.

(a)                Notice to Allow Exercise by Williams. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be mailed to Williams at his last address as it shall appear upon the records of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Williams shall remain entitled to exercise the Option during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice.

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(b)               Reservation of Shares. The Corporation covenants that, at all times on or before the Expiration Date, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Option Shares upon the exercise of the Option. The Corporation further covenants that its issuance of the Option shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates of Option Shares upon the exercise of the Option. The Corporation will take all such reasonable action as may be necessary to assure that the Option Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any trading market upon which the Common Stock may be listed.

(c)                Loss, Theft, Destruction or Mutilation of This Agreement. The Corporation covenants that upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Option, shall not include the posting of any bond), and upon surrender and cancellation of this Agreement, if mutilated, the Corporation will make and deliver a new agreement that evidences the Option of like tenor and dated as of such cancellation, in lieu of the Option.

2.6              Nonassignability. The Option may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of Williams only by Williams (except as may be permitted by this Agreement). Any attempted transfer by Williams of the Option shall void such Option and the Corporation shall have no further obligation with respect to the Option. The Option shall not be pledged or hypothecated in any way, nor shall the Option be subject to execution, attachment or similar process.

2.7              Rights as Stockholder. Neither Williams nor his executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a stockholder of the Corporation in respect of the Option Shares unless and until certificates representing such Option Shares shall have been issued in Williams' name.

2.8              No Right of Employment. Neither the grant nor exercise of the Option nor anything in this Agreement shall impose upon the Corporation or any other corporation any obligation to employ or continue to employ Williams. The right of the Corporation to terminate Williams shall not be diminished or affected because the Option has been granted to Williams.

2.9              Changes in Capital Structure.

Adjustment Provisions.

(a)                If the shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Corporation through a reorganization (other than a reorganization, merger or consolidation in which the Corporation is not the surviving corporation), recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made changing the number or kind of Common Stock allocated to any unexercised portion of the Option. All such adjustments shall be made with a corresponding adjustment in the exercise price for each Option Share covered by the Option.

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(b)               Upon a reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, the Corporation shall use its best efforts, but shall be under no obligation, to cause the reorganization, merger or consolidation agreement to include a provision for the assumption of the Option, or the substitution for the Option of a new option covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares of common stock and prices, and if the reorganization, merger or consolidation agreement so provides, the Option granted hereunder shall continue in the manner and under the terms so provided in such agreement. Upon the dissolution or liquidation of the Corporation, or upon a sale of substantially all of its property, or a reorganization, merger or consolidation, which does not include a provision for assumption of the Option, the Option shall terminate.

3.                  Representations and Warranties of Williams. In connection with the issuance of the Shares and the grant of the Option hereunder, Williams hereby represents and warrants to the Corporation as follows:

3.1              The Shares and the Option are acquired, and any Option Shares Williams may acquire pursuant to the exercise of the Option (the Shares and the Option, together with the Option Shares, collectively, the “Securities”), will be acquired, by Williams for investment for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and he has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of his property shall at all times be within his control.

3.2              Williams understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the sale of the Securities is exempt from registration under the Securities Act under Section 4(2) thereof, and that the Corporation’s reliance on such exemption is predicated on Williams' representations set forth herein.

3.3              Williams understands and agrees that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption from such registration requirements, and that in the absence of an effective registration statement covering such Securities or an available exemption from registration under the Securities Act, such Securities must be held indefinitely.

3.4              Williams has the ability to bear the economic risks of his investment in the Securities. Williams is able, without materially impairing his financial condition, to hold his investment in the Corporation for an indefinite period of time and to suffer a complete loss on his investment. Williams understands and has fully considered for purposes of his investment the risks of his investment and understands that (x) an investment in the Corporation is suitable only for an investor who is able to bear the economic consequences of losing his entire investment, (y) the Corporation has limited financial or operating history, and (z) an investment in the Corporation represents an extremely speculative investment which involves a high degree of risk of loss.

3.5              Williams acknowledges and agrees that all certificates evidencing the Shares and the Option Shares issuable upon the exercise of the Option shall bear substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR ANY OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

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3.6              Notwithstanding any action the Corporation takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Williams' responsibility and the Corporation (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate Williams' liability for Tax-Related Items.

4.                  Tax Withholding. As a condition to exercise of the Option, the Corporation may require Williams to pay over to the Corporation any and all applicable federal, state and local taxes which the Corporation is required to withhold with respect to the exercise of the Option. At the discretion of the Corporation and upon the request of Williams, the minimum statutory withholding tax requirements may be satisfied by the withholding of shares of Common Stock of the Corporation otherwise issuable to Williams upon the exercise of the Option.

5.                  Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to Williams shall be addressed to Williams at the address maintained by the Corporation for Williams or at such other address as Williams may specify in writing to the Corporation.

6.                  Binding Effect. This Agreement shall be binding upon and inure to the benefit of Williams, his heirs and successors, and of the Corporation, its successors and assigns.

7.                  Governing Law. This Agreement shall be governed by the laws of the State of California.

8.                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.                  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, whether oral or written, with respect to such subject matter.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Davi Luxury Brand Group, Inc., a Nevada corporation By: /s/ Parrish Medley Name: Parrish Medley Title: President, Chief Executive Officer and interim Chief Financial Officer
/s/ Murray Williams Murray Williams

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